SERVICES AGREEMENT

This Agreement is effective this __1st___ day of _____July___________, 1996, (the "Effective Date") between -Disease State Management, Inc., 46 Prince Street, Rochester, New York 14607 ("Vendor") and American Homepatient. Vendor agrees to provide services to American Homepatient under the terms set forth below.

A.  SERVICES

    Vendor will provide the product(s) or service(s) set forth, and to the specifications set forth in the proposal incorporated herein as Attachment A.

    The product and all elements as set forth on Attachment A are subject to prior approval by American Homepatient such approval not to be unreasonably withheld.

B.  COMPENSATION

    American Homepatient will pay Vendor according to the terms or payment schedule set forth in Attachment A hereto.

    In the event that American Homepatient shall request any changes in the concept, specifications or scope of the product(s) or service(s) described on Attachment A hereto, Vendor will notify American Homepatient of the cost of such revisions and will not proceed without prior written approval.

    If the compensation provision on Attachment A hereto is other than a flat fee amount per element or for the entire project, Vendor will provide such documentation in support of all billings as American Homepatient may reasonably require.

C.  CONFIDENTIALITY

    Vendor shall treat as confidential and secret any and all American Homepatient Confidential Information. "American Homepatient Confidential Information" shall include, but not be limited to, information relating to American Homepatient past, present and future marketing and research and development activities that may be disclosed to Vendor by American Homepatient and/or American Homepatient's parent, subsidiary or affiliate companies and which are identified in writing by American Homepatient as confidential. American Homepatient Confidential information shall not include (i) information known by Vendor prior to disclosure from American Homepatient. (ii) information which is or becomes publicly known through no wrongful act of Vendor, (iii) information that is independently developed by Vendor, without use of information that otherwise constitutes American Homepatient Confidential Information, or (iv) information disclosed pursuant to law, rule, regulation or pursuant to a court order, provided that American Homepatient is given 10 days prior notice of such disclosure. Vendor expressly agrees that any information it discovers or develops under this Agreement for the benefit of American Homepatient shall not be used by Vendor or disclosed by Vendor to any third party, nor shall Vendor show this Agreement or disclose the existence, nature or subject matter of this Agreement to any third party without the prior written consent of American Homepatient. Vendors obligations not to disclose American Homepatient Confidential Information to third parties and not to otherwise use American Homepatient Confidential Information shall survive the termination of this Agreement for a period of five years. Vendor shall not duplicate any material containing American Homepatient Confidential Information, except in the direct performance of its services under this Agreement. Vendor shall return all copies of materials containing American Homepatient Confidential Information upon Vendor's completion of services under this Agreement or upon any earlier termination of this Agreement for any reason whatsoever.


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    American Homepatient shall treat as confidential and secret any and all
    Vendor Confidential Information. Vendor Confidential Information" shall include, but not be limited to, information relating to Vendor's past, present and future systems development activities that may be disclosed to Homepatient and/or American Homepatient's parent, subsidiary or affiliate companies and which are identified in writing by Vendor as confidential, except that in no event shall Vendor Confidential Information include information related to Vendor deliverables under this agreement. Vendor Confidential information shall not include (i) information known by American Homepatient prior to disclosure from Vendor, (ii) information which is or becomes publicly known through no wrongful act of American Homepatient, (iii) information that is independently developed by American Homepatient without use of information that otherwise constitutes Vendor Confidential Information, or (iv) information disclosed pursuant to law, rule, regulation or pursuant to a court order, provided that Vendor is given 10 days prior notice of such disclosure. American Homepatient expressly agrees that any Confidential Information it discovers under this Agreement shall not be disclosed by American Homepatient to any third party without the prior written consent of Vendor. American Homepatient obligations not to disclose Vendor Confidential Information shall survive the termination of this Agreement for a period of five years.

D.  INDEMNIFICATION

    Each party shall indemnify and hold the other party harmless from and against all liability, damages, penalties, losses, costs or expenses, including attorneys' fees, arising from or in any way related to its willful or negligent actions or omissions in performing the responsibilities as described in this Agreement, or for any willful or negligent breach of this Agreement.

E.  PROFESSIONAL STANDARDS

    Vendor represents that it has facilities, personnel, experience and expertise sufficient in quality and quality to perform all such assignments and projects given it by American Homepatient hereunder and agrees that it will perform all such assignments and projects in a manner commensurate with professional standards generally applicable to its industry.

F.  OWNERSHIP OF MATERIALS

    Any and all reports, information, data or other works created by Vendor for American Homepatient in connection with this Agreement (with the exception of customization of the Vendor's basic software and systems for American Homepatient as well as the Vendor's basic software and systems themselves) shall be the sole and exclusive property of American Homepatient. American Homepatient may use such work wherever and whenever it chooses. This Agreement shall be deemed a transfer of copyright and any copyrightable subject matter created by Vendor in such works. Vendor shall execute any and all documents necessary to demonstrate or perfect such transfer.
    Vendor shall not at any time in any manner during or after this Agreement, under any circumstances, be entitled to or claim any right, title or interest herein or any commission, fee or other direct or indirect benefit from American Homepatient or American Homepatient's parent, subsidiary or affiliate companies, in respect of such reports, data, information or other works created by Vendor hereunder. Vendor agrees to execute or cause its agents and/or employees to execute any documents necessary or desirable to secure or perfect American Homepatient's legal rights and worldwide ownership in such works, including, but not limited to documents relating to patent, trademark and copyright applications. American Homepatient hereby grants Vendor a worldwide perpetual royalty free license to the data and information created by Vendor in connection with this agreement for purposes of making marketing presentations to other potential customers and for the development and sale of additional products based upon this data and information.


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G.  RELEASES

    Any materials furnished hereunder which have not been created for American Homepatient and are subject to the rights of third parties shall be specifically identified to American Homepatient in writing. Vendor shall obtain (and deliver upon request to American Homepatient) releases for all names, photographs, illustrations, testimonials, and any and all other materials used in works which Vendor prepares or uses. All such releases shall run to American Homepatient, its agents and employees where appropriate and customary. Vendor's failure to obtain such releases or the obtaining of such releases by Vendor shall in no way relieve Vendor of its obligations in Paragraph F above except where the releases have been obtained directly by American Homepatient. Except for works that have been secured by permission, Vendor warrants and covenants that all works provided by Vendor shall be original and shall not infringe any copyright or violate any rights of any persons or entities whatsoever.

H.  DURATION OF AGREEMENT

    1.   Term

    This Agreement is effective as of the Effective Date and shall continue in full force and effect until the earlier of (i) completion of the project assigned hereunder, (ii) terminated by at least thirty (30) days written notice by either party to the other, sent by registered mail to the address for each party first set forth above, or to such other address which a party may designate for its receipt of notices hereunder.

    2.   Payment on Termination

    Upon termination of this Agreement American Homepatient is to pay for all authorized work in process, and American Homepatient shall assume Vendor's liability under and indemnify Vendor with respect to all outstanding
    contracts made on American Homepatient's behalf.   Upon written notice of
    termination Vendor shall take all steps necessary to wind up the work under this Agreement and to mitigate American Homepatient's liability therefore.

    3.   Transfer Upon Termination

    Vendor shall transfer, assign and make available to American Homepatient or American Homepatient's representative all property and materials in Vendor's possession or control belonging to and paid for by American Homepatient and all information regarding American Homepatient project(s) covered by this Agreement, as set forth in Paragraph C herein. Vendor also agrees to give all reasonable cooperation toward transferring with approval of third parties in interest all contracts and arrangements, if any, properly entered into by Vendor in the performance of this Agreement, and all rights and claims thereto and therein, upon being duly released from the obligation thereof.

I.  INDEPENDENT CONTRACTORS

    The parties to this Agreement are independent contractors and nothing contained in this Agreement shall be construed to place the parties in the relationship of employer and employee, partners, principal and agent, or joint ventures. Neither party shall have the power to bind or obligate the other party nor shall either party hold itself out as having such authority.

J.  THIRD PARTY OBLIGATIONS

    In connection with this Agreement, Vendor shall make no commitments or disbursements, incur no obligations nor place any advertising, public relations or promotional material for American

    Homepatient's parent, subsidiary or affiliate companies, nor disseminate any material of any kind using the name of American Homepatient and/or American Homepatient's parent, subsidiary or affiliate companies or using their trademarks, without the prior written approval of American Homepatient.

K.  GOVERNING LAW

    This Agreement is entered into in the State of New Jersey and shall be constructed and governed under and in accordance with the laws of that State.

L.  MISCELLANEOUS

    1) The terms of this Agreement shall be binding upon American Homepatient and Vendor and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement is not assignable in whole or in part by Vendor without the prior written consent of American Homepatient. Factoring of accounts receivable is not permitted.

    2) The failure of either party to take action as a result of a breach of this Agreement by the other party shall constitute neither a waiver of the particular breach involved nor a waiver of either party's right to enforce any or all provisions of this Agreement through any remedy granted by law or this Agreement.

    3) American Homepatient and DSMI are Equal Opportunity Employers and do not discriminate against any person because of race, color, creed, age, sex, or national origin. Vendor represents that it has the same policy of Equal Opportunity Employment.

    4) The policy of American Homepatient and DSMI is to protect the health, safety and quality of life of its employees and the public, and to exercise responsible stewardship of natural resources that may be impacted by its activities. To realize this, American Homepatient and DSMI are committed to maintaining programs and procedures for the environmentally responsible management of facilities, materials, production processes, products and packaging, transportation and distribution, waste and ft minimization, energy, general business operations and contracted goods and services. Vendor agrees with this policy and further acknowledges that its performance under this Agreement shall be in strict compliance with all applicable governmental laws and regulations and in accordance with and in furtherance of this policy.

    5) This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein, supersedes any prior written or oral communications and may be modified in writing subject to mutual agreement of the parties hereto.

    6) The headings of each paragraph are for reference only and shall not be construed as part of this Agreement.

    7) Except for the obligation to pay money property due and owing, either party shall be excused from any delay or failure in performance hereunder caused by reason of any occurrence or contingency beyond its reasonable control, including. but not limited to, failure of performance by the other party, earthquake, labor disputes, riots, governmental requirements, inability to secure materials on a timely basis, failure of computer equipment, failures or delays of sources from which information or data is obtained and transportation difficulties.



IN WITNESS WHEREOF, the parties hereto, each by a duly authorized officer, have entered in to this Agreement this 24 day of June, 1996



AMERICAN HOMEPATIENT                   DISEASE STATE MANAGEMENT-SM-, INC.

By:  /s/ Sen Serafino                   By:  /s/ Donald A. Carlberg
   --------------------------------        -----------------------------------

Title:  Vice President                 Title:  President & CEO
      -----------------------------           --------------------------------

Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed with the Commission.

                                     ATTACHMENT A


                                        ASTHMA
                                  DISEASE MANAGEMENT
                                       PROPOSAL


                      ------------------------------------------
                      ------------------------------------------


                                         FOR


                                American Homepatient



                                     PRESENTED BY


                           Disease State Management,-SM- Inc.
                                   46 Prince Street
                              Rochester, New York  14607
                                     716-244-1360



            Disease State Management and DSMI are registered service marks of Disease State Management, Inc.



                                       [****]